NEWS RELEASE
FOR IMMEDIATE RELEASE
April 23, 2025
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2025 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended March 31, 2025. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Highlights for the current quarter include:
•net income of $15.4 million;
•basic and diluted earnings per share of $0.12;
•net interest margin of 1.92%, an increase of six basis points from the prior quarter; and
•on April 22, 2025, announced a cash dividend of $0.085 per share, payable on May 16, 2025 to stockholders of record as of the close of business on May 2, 2025.

Comparison of Operating Results for the Three Months Ended March 31, 2025 and December 31, 2024
For the quarter ended March 31, 2025, the Company recognized net income of $15.4 million, or $0.12 per share, which was unchanged from the prior quarter. Net interest income after provision for credit losses was higher in the current quarter than the prior quarter, but was almost entirely offset by higher non-interest expense in the current quarter. The net interest margin increased six basis points, from 1.86% for the prior quarter to 1.92% for the current quarter due mainly to a decrease in the cost of deposits, specifically retail certificates of deposit.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$80,867	$81,394	$(527)	(0.6)%
Mortgage-backed securities ("MBS")	11,264	11,024	240	2.2
Federal Home Loan Bank Topeka ("FHLB") stock	2,285	2,352	(67)	(2.8)
Cash and cash equivalents	2,729	1,871	858	45.9
Investment securities	1,030	981	49	5.0
Total interest and dividend income	$98,175	$97,622	$553	0.6

The decrease in interest income on loans receivable was due to a lower average balance during the current quarter compared to the prior quarter. During the current quarter, the loan portfolio continued to shift from one- to four-family loans to commercial loans; however, the commercial loan volume during the current quarter did not offset the decrease in the one- to four-family loan portfolio. As of March 31, 2025, the Bank had $136.5 million of commercial real estate loan commitments which are expected to fund during the June 30, 2025 quarter, mainly during April 2025. See additional discussion regarding the composition of the loan portfolio and management's strategy to shift from one- to four-family loans to commercial loans in the "Financial Condition as of March 31, 2025" section below. The increase in interest income on cash and cash equivalents was due mainly to an increase in the average balance as a higher level of operating cash was maintained during the current quarter to accommodate near-term funding needs for commercial loan activities and to repay borrowings coming due in April 2025.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$35,853	$37,345	$(1,492)	(4.0)%
Borrowings	18,482	18,047	435	2.4
Total interest expense	$54,335	$55,392	$(1,057)	(1.9)

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rates on retail certificates of deposit and money market accounts, which were partially offset by increases in the weighted average rate and average balance related to savings accounts due to growth in the Bank's high yield savings account. The increase in borrowings expense was due to an increase in the weighted average interest rate as borrowings that renewed in the current quarter and prior quarter were at rates which exceeded that of the overall portfolio.

Provision for Credit Losses
There was no impact to the provision for credit losses during the current quarter as the decrease in the allowance for credit losses ("ACL") was entirely offset by the increase in the reserve for off-balance sheet credit exposures. The reduction in the ACL in the current quarter was due primarily to an increase in prepayment speeds on commercial real estate loans. The increase in the reserve for off-balance sheet credit exposures was due primarily to an increase in commercial off-balance sheet credit exposures. The Company recorded a provision for credit losses of $677 thousand during the prior quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,596	$2,707	$(111)	(4.1)%
Insurance commissions	927	776	151	19.5
Other non-interest income	1,430	1,210	220	18.2
Total non-interest income	$4,953	$4,693	$260	5.5

The increase in insurance commissions was due primarily to the receipt of annual contingent insurance commissions during the current quarter, which were higher than anticipated and accrued for in the prior quarter. The increase in other non-interest income was due primarily to an increase in bank-owned life insurance related to the receipt of death benefits in the current quarter while none were received in the prior quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,938	$14,232	$706	5.0%
Information technology and related expense	4,924	4,550	374	8.2
Occupancy, net	3,502	3,333	169	5.1
Regulatory and outside services	1,469	1,113	356	32.0
Federal insurance premium	1,095	1,038	57	5.5
Advertising and promotional	760	822	(62)	(7.5)
Deposit and loan transaction costs	879	591	288	48.7
Office supplies and related expense	437	399	38	9.5
Other non-interest expense	1,536	1,070	466	43.6
Total non-interest expense	$29,540	$27,148	$2,392	8.8

The increase in salaries and employee benefits was primarily due to compensation-related accrual fluctuations between periods. The increase in information technology and related expense was due mainly to higher software licensing expense and professional services. The increase in regulatory and outside services was due primarily to the timing of outside services. The increase in deposit and loan transaction costs was due mainly to expenses related to calendar year-end statement related processing that occurred during the current quarter. The increase in other non-interest expense was due primarily to higher customer fraud losses in the current quarter, along with higher costs associated with other real estate owned ("OREO") property, largely related to a one- to four-family bulk purchased OREO, and a loss on a property sold during the current quarter related to an acquisition in 2018.

The Company's efficiency ratio was 60.54% for the current quarter compared to 57.86% for the prior quarter. The change in the efficiency ratio was due to higher non-interest expense, partially offset by higher net interest income during the current quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$19,253	$19,098	$155	0.8%
Income tax expense	3,854	3,667	187	5.1
Net income	$15,399	$15,431	$(32)	(0.2)

Effective Tax Rate	20.0%	19.2%

Comparison of Operating Results for the Six Months Ended March 31, 2025 and 2024
The Company recognized net income of $30.8 million, or $0.24 per share, for the current year period, compared to net income of $16.3 million, or $0.12 per share, for the prior year period. The lower net income in the prior year period was primarily a result of the net losses on the sale of securities associated with the securities strategy. See additional discussion regarding the securities strategy in the "Securities Strategy to Improve Earnings" section below. The securities associated with the securities strategy were sold in the prior year period, and in that period the Company incurred $13.3 million ($10.0 million net of tax) of net losses related to the sale of those securities. Excluding the effects of the net loss associated with the securities strategy, earnings per share would have been $0.20 for the prior year period. The increase in earnings per share excluding the effects of the net loss associated with the securities strategy was due primarily to higher net interest income in the current year period.

The net interest margin increased 13 basis points, from 1.76% for the prior year period to 1.89% for the current year period. The increase was due mainly to higher yields on loans and the continued shift of loan balances from the one- to four-family loan portfolio to the higher yielding commercial loan portfolio, which outpaced the increase in the cost of deposits, largely in retail certificates of deposit.

Securities Strategy to Improve Earnings
In October 2023, the Company initiated a securities strategy (the "securities strategy") by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities of $192.6 million which was reflected in the Company's financial statements for the quarter and fiscal year ended September 30, 2023. The securities strategy allowed the Company to improve its earnings stream going forward, beginning in the quarter ended December 31, 2023, by redeploying most of the proceeds into then current market rate securities and to provide liquidity to deleverage the balance sheet utilizing the remaining proceeds. During the quarter ended December 31, 2023, the Company completed the sale of securities and recognized $13.3 million ($10.0 million net of tax), or $0.08 per share, of additional loss. See additional information regarding the impact of the securities strategy on our financial measurements in "Average Balance Sheets" below. The $1.30 billion of securities sold had a weighted average yield of 1.22% and an average duration of 3.6 years. With the proceeds from the sale of the securities, the Company purchased $632.0 million of securities yielding 5.75%, paid down $500.0 million of borrowings with a weighted average cost of 4.70%, and held the remaining cash at the Federal Reserve Bank of Kansas City ("FRB") earning interest at the reserve balance rate until such time as it could be used to fund commercial activity or for other Bank operations.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$162,261	$152,063	$10,198	6.7%
MBS	22,288	13,653	8,635	63.2
FHLB stock	4,637	5,114	(477)	(9.3)
Cash and cash equivalents	4,600	9,291	(4,691)	(50.5)
Investment securities	2,011	4,860	(2,849)	(58.6)
Total interest and dividend income	$195,797	$184,981	$10,816	5.8

The increase in interest income on loans receivable was due primarily to the continued shift of loan balances from the one- to four-family loan portfolio to higher yielding commercial loans. See additional discussion regarding the composition of the loan portfolio in the "Financial Condition as of March 31, 2025" section below. The increase in interest income on MBS securities was due mainly to an increase in the average balance of the portfolio, along with an increase in the weighted average yield compared to the prior year period. The increase in the average balance was due mainly to securities purchases between periods. The higher weighted average yield was due mainly to the securities strategy, as the securities that were sold during the prior year period were reinvested into higher yielding securities, and securities purchased between periods were also at higher market yields. Interest income on cash and cash equivalents decreased due largely to a decrease in the average balance as a result of cash balances being drawn down during the prior fiscal year to fund commercial loans and other operational needs. The decrease in interest income on investment securities was due to a decrease in average balance, partially offset by an increase in the weighted average yield. The decrease in the average balance was due primarily to the securities purchased as part of the securities strategy being called or maturing during fiscal year 2024 and not being replaced in their entirety. The increase in the weighted average yield was due to higher yields than the portfolio yields on the securities purchased between periods.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$73,198	$65,858	$7,340	11.1%
Borrowings	36,529	38,210	(1,681)	(4.4)
Total interest expense	$109,727	$104,068	$5,659	5.4

The increase in interest expense on deposits was due primarily to an increase in the weighted average rate paid on retail certificates of deposit and savings accounts, specifically the high yield savings account product, partially offset by a decrease in the weighted average rate paid on money market accounts. To a lesser extent, the increase in the average balance of retail certificates of deposit also increased interest expense on deposits.

The decrease in interest expense on borrowings was due to a decrease in the average balance, which was partially offset by a higher weighted average interest rate. The decrease in the average balance of borrowings was due mainly to FHLB borrowings that matured between periods and were not renewed, along with a decrease in borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"), which were repaid during the prior year period using some of the proceeds from the securities strategy. The increase in the weighted average interest rate was due primarily to higher market interest rates on borrowings that matured and were renewed between periods.

Provision for Credit Losses
The Company recorded a provision for credit losses of $677 thousand during the current year period compared to a provision for credit losses of $424 thousand for the prior year period. The provision for credit losses in the current year period was comprised of a $1.0 million increase in the ACL for loans, partially offset by a $365 thousand decrease in the reserve for off-balance sheet credit exposures. The increase in ACL was due mainly to commercial loan growth during the current year period, partially offset by an increase in prepayment rates in the current quarter for commercial real estate loans. The decrease in the reserve for off-balance sheet credit exposures was due primarily to a reduction in the ACL/loan ratio applied to commercial construction off-balance sheet credit exposures, partially offset by an increase in commercial off-balance sheet exposures.
Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$5,303	$5,026	$277	5.5%
Insurance commissions	1,703	1,598	105	6.6
Net loss from securities transactions	—	(13,345)	13,345	100.0
Other non-interest income	2,640	2,470	170	6.9
Total non-interest income	$9,646	$(4,251)	$13,897	326.9
The net loss from securities transactions in the prior year period was related to the securities strategy.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$29,170	$25,879	$3,291	12.7%
Information technology and related expense	9,474	10,323	(849)	(8.2)
Occupancy, net	6,835	6,853	(18)	(0.3)
Regulatory and outside services	2,582	3,023	(441)	(14.6)
Federal insurance premium	2,133	3,587	(1,454)	(40.5)
Advertising and promotional	1,582	2,259	(677)	(30.0)
Deposit and loan transaction costs	1,470	1,409	61	4.3
Office supplies and related expense	836	780	56	7.2
Other non-interest expense	2,606	2,840	(234)	(8.2)
Total non-interest expense	$56,688	$56,953	$(265)	(0.5)

The increase in salaries and employee benefits was mainly attributable to raises and salary adjustments to remain market competitive, an increase in the number of employees between periods, and a higher accrual of incentive compensation during the current year period than the prior year period related to the Bank's short-term performance plan. The decrease in information technology and related expense was due mainly to a decrease in usage of third party professional services along with a decrease in depreciation expense during the current year period. The decrease in regulatory and outside services was due to a reduction in usage related to certain outside services compared to the prior year period. The decrease in the federal insurance premium was due primarily to a decrease in the Federal Deposit Insurance Corporation ("FDIC") assessment rate as a result of the way the assessment rate was adjusted in fiscal year 2024 for the occurrence of the Bank's net loss during the quarter ended September 30, 2023. The decrease in advertising and promotional expense was due mainly to the timing of campaigns compared to the prior year period. The decrease in other non-interest expense was due mainly to higher customer fraud losses in the prior year period and the maturity of an interest rate swap agreement during the current year period which reduced the expense associated with the collateral held in relation to the interest rate swap.

The Company's efficiency ratio was 59.23% for the current year period compared to 74.29% for the prior year period. Excluding the net losses from the securities strategy, the efficiency ratio would have been 63.28% for the prior year period. The improvement in the efficiency ratio, excluding the net losses from the securities strategy, was due primarily to higher net interest income compared to the prior year period

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2025	2024	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$38,351	$19,285	$19,066	98.9%
Income tax expense	7,521	2,980	4,541	152.4
Net income	$30,830	$16,305	$14,525	89.1

Effective Tax Rate	19.6%	15.5%
Included in the prior year period income tax expense and effective tax rate are tax benefits associated with the net loss on the securities strategy. Absent the tax benefits associated with the net loss on the securities strategy, the effective tax rate would have been 19.1% and income tax expense would have been $6.2 million in the prior year period. Income tax expense was higher in the current year period compared to the prior year period, excluding the tax benefits associated with the net losses on the securities strategy, due to higher pretax income in the current year period.

Fiscal Year 2025 Outlook
The Bank continues its work to transition from a retail oriented financial institution to one with an increasing focus on commercial customers. The Bank is active in local markets for lending, commercial deposit and treasury management relationships, even when the lending opportunity may be for locations outside of the Bank's and the customers' local footprint. For the remainder of fiscal year 2025, it is anticipated that the Bank's net interest margin will continue to improve, assuming the continuation of decreasing deposit costs and increasing yields on our loan portfolio. All areas of the Bank's operations continue to focus on the management of costs.

Financial Condition as of March 31, 2025
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized		Annualized
	March 31,	December 31,	Percent	September 30,	Percent
	2025	2024	Change	2024	Change
	(Dollars and shares in thousands)
Total assets	$9,718,184	$9,538,167	7.5%	$9,527,608	4.0%
Available-for-sale ("AFS") securities	961,417	861,501	46.4	856,266	24.6
Loans receivable, net	7,875,905	7,953,556	(3.9)	7,907,338	(0.8)
Deposits	6,372,545	6,206,117	10.7	6,129,982	7.9
Borrowings	2,142,956	2,163,775	(3.8)	2,179,564	(3.4)
Stockholders' equity	1,037,110	1,026,939	4.0	1,032,270	0.9
Equity to total assets at end of period	10.7%	10.8%		10.8%
Average number of basic shares outstanding	130,026	129,973	0.2	129,918	0.2
Average number of diluted shares outstanding	130,026	129,973	0.2	129,918	0.2

During the current quarter, total assets increased $180.0 million, to $9.72 billion at March 31, 2025, due primarily to increases in cash and cash equivalents and securities, partially offset by a decrease in the loan portfolio. The loan portfolio mix continued to shift from one- to four-family loans to commercial loans during the current quarter, with a $96.0 million decrease in one- to four-family loans due primarily to decreases of $46.6 million and $43.9 million in one- to four-family correspondent loans and one- to four-family originated loans, respectively, partially offset by commercial loan growth of $21.8 million.

As a result of continued high interest rates and lack of housing inventory, which has reduced housing market transactions, our single-family origination and refinance activity has slowed which directly impacts the Bank's one- to four-family loan portfolio. The Bank suspended its one- to four-family correspondent lending channels during fiscal year 2024 for the foreseeable future. Management expects the Bank's one- to four-family originated loan portfolio will continue to decrease as the affordability of housing remains challenging and there is a limited supply of homes for sale. Excess cash flows generated from the one- to four-family portfolio are currently being used to fund commercial loan growth.

Deposits increased $166.4 million, or 10.7% annualized, during the current quarter due mainly to the Bank's high yield savings account offering, which increased $112.4 million during the quarter, to $284.1 million at March 31, 2025. Management has continued to focus on retaining and growing deposits through its high yield savings account product which as of March 31, 2025 had an annual percentage yield of 4.30% for accounts that meet the $10 thousand balance minimum.

Total assets increased $190.6 million from September 30, 2024, due mainly to increases in cash and cash equivalents and securities, partially offset by a decrease in the loan portfolio. The one- to four-family loan portfolio decreased $186.9 million during the current year period, partially offset by commercial loan growth of $159.3 million, primarily in the commercial real estate portfolio.

Deposits increased $242.6 million from September 30, 2024 due mainly to the Bank's high yield savings account offering and retail checking accounts, partially offset by a decrease in retail certificates of deposit. Borrowings decreased $36.6 million during the current year period due to principal payments made on the Bank's amortizing advances. Management estimates that the Bank had $2.96 billion in liquidity available at March 31, 2025, based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2025		March 31, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$64,512	6.65%	$158,757	6.42%

Commercial:
Originated	57,478	7.11	228,964	7.05
Participations/Purchased	—	—	69,790	7.21
	$121,990	6.87	$457,511	6.85

Deposit Activity
Non-maturity deposits	$168,446		$295,427
Retail/Commercial certificates of deposit	(6,444)		(39,277)

Borrowing activity
Maturities and repayments	(171,168)	2.22	(387,336)	2.89
New borrowings	150,000	4.35	350,000	4.30

Stockholders' Equity
Stockholders' equity totaled $1.04 billion at March 31, 2025, an increase of $4.8 million from September 30, 2024. Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of March 31, 2025, the Bank's capital ratios exceeded the well-capitalized requirements and the Bank exceeded internal policy thresholds for sensitivity to changes in interest rates. As of March 31, 2025, the Bank's community bank leverage ratio was 9.5%.
During the six months ended March 31, 2025, the Company paid regular quarterly cash dividends totaling $22.1 million, or $0.17 per share. On April 22, 2025, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.1 million, payable on May 16, 2025 to stockholders of record as of the close of business on May 2, 2025.
At March 31, 2025, Capitol Federal Financial, Inc., at the holding company level, had $27.3 million in cash on deposit at the Bank. For fiscal year 2025, it is the intention of the Company's Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share, totaling $0.34 per share for the year. To the extent that earnings in fiscal year 2025 exceed $0.34 per share, the Board of Directors will consider the payment of additional dividends. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, the Bank's tax current earnings and accumulated earnings and profits, and the amount of cash at the holding company level.

It is the intention of management and the Board of Directors to not make distributions from the Bank to the Company during fiscal year 2025 to limit the tax associated with the pre-1988 bad debt recapture which is related to the Bank's tax accumulated earnings and profits. It is currently anticipated that the Bank will have sufficient taxable income during fiscal year 2025 to replenish the Bank's tax accumulated earnings and profits to a positive level allowing the Bank to make earnings distributions to the Company during fiscal year 2026 and not have those distributions subject to the pre-1988 bad debt recapture tax.

The Company currently has $75.0 million authorized under an existing stock repurchase plan. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the FRB's current approval for the Company to repurchase shares expires in February 2026. There were no share repurchases during the current year period. Because the cash at the holding company is limited based on our capital management plan, the Company does not expect to repurchase shares until such time that an excess cash balance is rebuilt at the holding company level.

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2025.

Total shares outstanding	132,786,365
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,716,467)
Net shares outstanding	130,069,898

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 46 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the potential imposition of new or increased tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's market areas; the future earnings and capital levels of the Bank and the impact of the pre-1988 bad debt recapture, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,
	2025	2024	2024
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $323,552, $140,287 and $192,138)	$340,389	$170,324	$217,307
AFS securities, at estimated fair value (amortized cost of $941,585, $850,570 and $829,852)	961,417	861,501	856,266
Loans receivable, net (ACL of $23,970, $24,997 and $23,035)	7,875,905	7,953,556	7,907,338
FHLB stock, at cost	99,334	100,364	101,175
Premises and equipment, net	89,081	90,326	91,463
Income taxes receivable, net	1,397	843	359
Deferred income tax assets, net	21,864	24,420	21,978
Other assets	328,797	336,833	331,722
TOTAL ASSETS	$9,718,184	$9,538,167	$9,527,608

LIABILITIES:
Deposits	$6,372,545	$6,206,117	$6,129,982
Borrowings	2,142,956	2,163,775	2,179,564
Advances by borrowers	54,860	26,088	61,801
Other liabilities	110,713	115,248	123,991
Total liabilities	8,681,074	8,511,228	8,495,338

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 132,786,365, 132,774,365 and 132,735,565 shares issued and outstanding as of March 31, 2025, December 31, 2024, and September 30, 2024, respectively	1,328	1,328	1,327
Additional paid-in capital	1,146,733	1,146,802	1,146,851
Unearned compensation, ESOP	(25,606)	(26,019)	(26,431)
Accumulated deficit	(102,397)	(106,734)	(111,104)
Accumulated other comprehensive income, net of tax	17,052	11,562	21,627
Total stockholders' equity	1,037,110	1,026,939	1,032,270
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,718,184	$9,538,167	$9,527,608

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans receivable	$80,867	$81,394	$162,261	$152,063
MBS	11,264	11,024	22,288	13,653
FHLB stock	2,285	2,352	4,637	5,114
Cash and cash equivalents	2,729	1,871	4,600	9,291
Investment securities	1,030	981	2,011	4,860
Total interest and dividend income	98,175	97,622	195,797	184,981

INTEREST EXPENSE:
Deposits	35,853	37,345	73,198	65,858
Borrowings	18,482	18,047	36,529	38,210
Total interest expense	54,335	55,392	109,727	104,068

NET INTEREST INCOME	43,840	42,230	86,070	80,913

PROVISION FOR CREDIT LOSSES	—	677	677	424
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	43,840	41,553	85,393	80,489

NON-INTEREST INCOME:
Deposit service fees	2,596	2,707	5,303	5,026
Insurance commissions	927	776	1,703	1,598
Net loss from securities transactions	—	—	—	(13,345)
Other non-interest income	1,430	1,210	2,640	2,470
Total non-interest income	4,953	4,693	9,646	(4,251)

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,938	14,232	29,170	25,879
Information technology and related expense	4,924	4,550	9,474	10,323
Occupancy, net	3,502	3,333	6,835	6,853
Regulatory and outside services	1,469	1,113	2,582	3,023
Federal insurance premium	1,095	1,038	2,133	3,587
Advertising and promotional	760	822	1,582	2,259
Deposit and loan transaction costs	879	591	1,470	1,409
Office supplies and related expense	437	399	836	780
Other non-interest expense	1,536	1,070	2,606	2,840
Total non-interest expense	29,540	27,148	56,688	56,953
INCOME BEFORE INCOME TAX EXPENSE	19,253	19,098	38,351	19,285
INCOME TAX EXPENSE	3,854	3,667	7,521	2,980
NET INCOME	$15,399	$15,431	$30,830	$16,305

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	March 31, 2025			December 31, 2024
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,879,115	$36,311	3.74%	$3,925,427	$36,375	3.71%
Correspondent purchased	2,165,595	17,788	3.29	2,212,300	18,089	3.27
Bulk purchased	122,058	1,044	3.42	126,095	895	2.84
Total one- to four-family loans	6,166,768	55,143	3.58	6,263,822	55,359	3.54
Commercial loans	1,646,347	23,591	5.73	1,606,748	23,756	5.79
Consumer loans	110,126	2,133	7.86	110,661	2,279	8.19
Total loans receivable(1)	7,923,241	80,867	4.08	7,981,231	81,394	4.05
MBS(2)	811,013	11,264	5.56	781,252	11,024	5.64
Investment securities(2)(3)	76,497	1,030	5.39	72,561	981	5.41
FHLB stock	98,231	2,285	9.43	99,151	2,352	9.41
Cash and cash equivalents	248,063	2,729	4.40	154,752	1,871	4.73
Total interest-earning assets	9,157,045	98,175	4.29	9,088,947	97,622	4.27
Other non-interest-earning assets	454,295			463,322
Total assets	$9,611,340			$9,552,269

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$879,218	485	0.22	$865,738	531	0.24
High yield savings	227,677	2,335	4.16	126,047	1,322	4.16
Other savings	442,773	77	0.07	441,486	100	0.09
Money market	1,239,709	3,694	1.21	1,245,714	4,212	1.34
Retail certificates	2,789,206	27,981	4.07	2,812,034	29,755	4.20
Commercial certificates	56,580	572	4.10	57,859	636	4.36
Wholesale certificates	66,249	709	4.34	69,487	789	4.50
Total deposits	5,701,412	35,853	2.55	5,618,365	37,345	2.64
Borrowings	2,150,917	18,482	3.48	2,171,476	18,047	3.30
Total interest-bearing liabilities	7,852,329	54,335	2.81	7,789,841	55,392	2.82
Non-interest-bearing deposits	551,549			544,548
Other non-interest-bearing liabilities	173,700			186,227
Stockholders' equity	1,033,762			1,031,653
Total liabilities and stockholders' equity	$9,611,340			$9,552,269

Net interest income(4)		$43,840			$42,230
Net interest-earning assets	$1,304,716			$1,299,106
Net interest margin(5)			1.92			1.86
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets (annualized)(6)(10)			0.64%			0.65%
Return on average equity (annualized)(7)(10)			5.96			5.98
Average equity to average assets			10.76			10.80
Operating expense ratio (annualized)(8)			1.23			1.14
Efficiency ratio(9)(10)			60.54			57.86

	For the Six Months Ended
	March 31, 2025			March 31, 2024
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$3,902,526	$72,686	3.73%	$4,006,536	$70,211	3.50%
Correspondent purchased	2,189,204	35,877	3.28	2,391,638	38,934	3.26
Bulk purchased	124,099	1,939	3.12	135,228	1,429	2.11
Total one- to four-family loans	6,215,829	110,502	3.56	6,533,402	110,574	3.38
Commercial loans	1,626,330	47,347	5.76	1,329,123	36,974	5.47
Consumer loans	110,396	4,412	8.01	106,112	4,515	8.51
Total loans receivable(1)	7,952,555	162,261	4.07	7,968,637	152,063	3.80
MBS(2)	795,969	22,288	5.60	532,774	13,653	5.13
Investment securities(2)(3)	74,507	2,011	5.40	221,601	4,860	4.39
FHLB stock	98,696	4,637	9.42	108,108	5,114	9.46
Cash and cash equivalents	200,895	4,600	4.53	338,528	9,291	5.40
Total interest-earning assets	9,122,622	195,797	4.28	9,169,648	184,981	4.02
Other non-interest-earning assets	458,858			467,011
Total assets	$9,581,480			$9,636,659

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$872,404	1,016	0.23	$882,409	883	0.20
High yield savings	176,304	3,657	4.16	4,539	92	4.04
Other savings	442,122	177	0.08	467,495	270	0.12
Money market	1,242,744	7,906	1.28	1,349,997	12,443	1.84
Retail certificates	2,800,744	57,736	4.13	2,589,307	48,496	3.75
Commercial certificates	57,227	1,208	4.23	50,426	973	3.86
Wholesale certificates	67,886	1,498	4.42	121,518	2,701	4.45
Total deposits	5,659,431	73,198	2.59	5,465,691	65,858	2.41
Borrowings	2,161,309	36,529	3.39	2,414,384	38,210	3.16
Total interest-bearing liabilities	7,820,740	109,727	2.81	7,880,075	104,068	2.64
Non-interest-bearing deposits	548,010			532,735
Other non-interest-bearing liabilities	180,034			187,477
Stockholders' equity	1,032,696			1,036,372
Total liabilities and stockholders' equity	$9,581,480			$9,636,659

Net interest income(4)		$86,070			$80,913
Net interest-earning assets	$1,301,882			$1,289,573
Net interest margin(5)			1.89			1.76
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.16x

Selected performance ratios:
Return on average assets (annualized)(6)(10)			0.64%			0.34%
Return on average equity (annualized)(7)(10)			5.97			3.15
Average equity to average assets			10.78			10.75
Operating expense ratio(8)			1.18			1.18
Efficiency ratio(9)(10)			59.23			74.29

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS security yields are based upon amortized cost which is adjusted for premiums and discounts.
(3)There were no nontaxable securities included in the average balance of investment securities for the quarters ended March 31, 2025 and December 31, 2024, or for the six-months ended March 31, 2025. The average balance of investment securities includes an average balance of nontaxable securities of $101 thousand for the six-month period ended March 31, 2024.
(4)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(5)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets. Management believes the net interest margin is important to investors as it is a profitability measure for financial institutions.
(6)Return on average assets represents annualized net income as a percentage of total average assets. Management believes that the return on average assets is important to investors as it shows the Company's profitability in relation to the Company's average assets.
(7)Return on average equity represents annualized net income as a percentage of total average equity. Management believes that the return on average equity is important to investors as it shows the Company's profitability in relation to the Company's average equity.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets. Management believes the operating expense ratio is important to investors as it provides insight into how efficiently the Company is managing its expenses in relation to its assets. It is a financial measurement ratio that does not take into consideration changes in interest rates.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. Management believes the efficiency ratio is important to investors as it is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, related to its net interest margin and non-interest income.
(10)The table below provides a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the impact of the net loss on the securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. The securities strategy was non-recurring in nature; therefore, management believes it is meaningful to investors to present certain financial measures excluding the securities strategy to better evaluate the Company's core operations. See information regarding the securities strategy in "Comparison of Operating Results for the Six Months Ended March 31, 2025 and 2024 - Securities Strategy".

	For the Six Months Ended
	March 31, 2024
			Excluding
			Securities
	Actual	Securities	Strategy
	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.34%	(0.21%)	0.55%
Return on average equity (annualized)	3.15	(1.94)	5.09
Efficiency Ratio	74.29	11.01	63.28
Earnings per share(11)	$0.12	$(0.08)	$0.20
(11)Earnings per share is calculated as net income divided by average shares outstanding. Management believes earnings per share is an important measure to investors as it shows the Company's earnings in relation to the Company's outstanding shares.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated.

	March 31, 2025			December 31, 2024			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,863,882	3.68%	49.0%	$3,907,809	3.64%	49.0%	$3,941,952	3.60%	49.8%
Correspondent purchased	2,117,232	3.48	26.8	2,163,847	3.48	27.1	2,212,587	3.48	27.9
Bulk purchased	119,914	3.09	1.5	123,029	2.97	1.6	127,161	2.80	1.6
Construction	16,782	6.53	0.2	19,165	6.35	0.2	22,970	6.05	0.3
Total	6,117,810	3.61	77.5	6,213,850	3.58	77.9	6,304,670	3.55	79.6
Commercial:
Commercial real estate	1,340,539	5.50	17.0	1,353,482	5.48	17.0	1,191,624	5.43	15.0
Commercial and industrial	135,884	6.74	1.7	131,267	6.66	1.7	129,678	6.66	1.6
Construction	191,904	6.12	2.4	161,744	6.14	2.0	187,676	6.40	2.4
Total	1,668,327	5.67	21.1	1,646,493	5.64	20.7	1,508,978	5.65	19.0
Consumer loans:
Home equity	99,049	8.12	1.3	103,006	8.31	1.3	99,988	8.90	1.3
Other	9,434	5.87	0.1	9,680	5.77	0.1	9,615	5.72	0.1
Total	108,483	7.93	1.4	112,686	8.09	1.4	109,603	8.62	1.4
Total loans receivable	7,894,620	4.10	100.0%	7,973,029	4.07	100.0%	7,923,251	4.02	100.0%

Less:
ACL	23,970			24,997			23,035
Deferred loan fees/discounts	30,276			30,973			30,336
Premiums/deferred costs	(35,531)			(36,497)			(37,458)
Total loans receivable, net	$7,875,905			$7,953,556			$7,907,338

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Six Months Ended
	March 31, 2025		March 31, 2025
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,973,029	4.07%	$7,923,251	4.02%
Originated and refinanced	121,990	6.87	387,721	6.79
Purchased and participations	—	—	69,790	7.21
Change in undisbursed loan funds	37,061		71
Repayments	(237,346)		(486,106)
Principal (charge-offs)/recoveries, net	(114)		(107)
Ending balance	$7,894,620	4.10	$7,894,620	4.10

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of March 31, 2025. Credit scores were updated in September 2024 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,863,882	63.1%	3.68%	771	58%	$169
Correspondent purchased	2,117,232	34.6	3.48	767	62	398
Bulk purchased	119,914	2.0	3.09	773	53	276
Construction	16,782	0.3	6.53	771	46	323
	$6,117,810	100.0	3.61	770	59	213

The following table presents origination and refinance activity for our one- to four-family loan portfolio, excluding endorsement activity, along with the weighted average rate, weighted average LTV and weighted average credit score for the time periods presented.

For the Three Months Ended				For the Six Months Ended
March 31, 2025				March 31, 2025
			Credit				Credit
Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
(Dollars in thousands)
$53,375	6.32%	74%	769	$134,920	6.10%	73%	767

The following table presents the amount and weighted average rate of one- to four-family loan origination and refinance commitments as of March 31, 2025.

Amount	Rate
(Dollars in thousands)
$49,489	6.46%

Commercial Loans: The table below presents commercial loan origination and participation activity for the time periods presented.

	For the Three Months Ended March 31, 2025
	Originated		Participation		Total
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$24,128	6.94%	$—	—%	$24,128	6.94%
Commercial and industrial	5,987	7.29	—	—	5,987	7.29
Commercial construction	27,363	7.23	—	—	27,363	7.23
	$57,478	7.11	$—	—	$57,478	7.11

	For the Six Months Ended March 31, 2025
	Originated		Participation		Total
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$144,873	6.81%	$26,804	7.04%	$171,677	6.85%
Commercial and industrial	32,673	7.39	—	—	32,673	7.39
Commercial construction	51,418	7.48	42,986	7.31	94,404	7.40
	$228,964	7.05	$69,790	7.21	$298,754	7.08

The following table presents commercial loan disbursements, excluding lines of credit, during the six months ended March 31, 2025.

	Amount	Rate
	(Dollars in thousands)
Commercial real estate	$179,930	6.61%
Commercial and industrial	16,843	7.36
Commercial construction	87,101	6.31
	$283,874	6.57

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. Management anticipates fully funding the majority of the undisbursed amounts as most are not cancellable by the Bank. At March 31, 2025, the unpaid principal balance of non-owner occupied commercial real estate loans was $1.01 billion and the unpaid principal balance of owner occupied commercial real estate loans was $163.4 million, which are included in the table below.

	March 31, 2025				December 31, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Hotel	24	$392,961	$52,524	$445,485	$432,647
Multi-family	34	204,276	152,792	357,068	386,341
Senior housing	37	342,007	2,490	344,497	345,812
Retail building	131	271,536	48,244	319,780	336,135
Office building	77	126,617	540	127,157	128,410
One- to four-family property	316	60,169	5,008	65,177	63,879
Warehouse/manufacturing	49	36,822	6,742	43,564	34,569
Single use building	28	35,204	262	35,466	40,061
Land	26	34,662	193	34,855	15,615
Other	37	28,189	1,186	29,375	30,110
	759	$1,532,443	$269,981	$1,802,424	$1,813,579

Weighted average rate		5.58%	6.82%	5.76%	5.75%

As of March 31, 2025, the Bank had ten commercial real estate and commercial construction loan commitments totaling $186.6 million, at a weighted average rate of 7.06%, of which $136.5 million is expected to fund in April 2025. The majority of the $136.5 million of commitments is related to hotel loans. Of the total commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of March 31, 2025, management anticipates funding approximately $234.9 million during the June 2025 quarter, $87.8 million during the September 2025 quarter, $63.2 million during the December 2025 quarter, and $65.0 million during the March 2026 quarter or later.

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	March 31, 2025				December 31, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	561	$604,141	$105,148	$709,289	$709,162
Texas	19	288,485	30,666	319,151	330,283
Missouri	129	257,626	41,459	299,085	305,835
California	4	83,441	11,989	95,430	81,451
New York	1	60,000	—	60,000	60,000
Colorado	9	44,953	10,181	55,134	60,805
Tennessee	3	39,248	1,353	40,601	40,782
Nebraska	7	11,519	27,139	38,658	59,406
Arizona	5	10,778	25,663	36,441	36,446
Arkansas	4	36,322	—	36,322	36,491
Other	17	95,930	16,383	112,313	92,918
	759	$1,532,443	$269,981	$1,802,424	$1,813,579

The following table presents the Bank's commercial real estate and commercial construction loans by unpaid principal balance, aggregated by type of primary collateral and state, along with weighted average LTV and weighted average debt service coverage ratio ("DSCR") as of March 31, 2025. The LTV is calculated using the gross loan amount (composed of unpaid principal and undisbursed amounts) as of March 31, 2025 and the most current collateral value available, which is most often the value at origination/purchase. For existing real estate, the "as is" value is used. If the property is to be constructed, the "as completed" value of the collateral is utilized. The DSCR is calculated based on historical borrower performance, or projected borrower performance for newly formed entities with no performance history. The DSCR is calculated at the time of origination, and is updated at the time of subsequent loan renewals or reviews of borrower financials. The DSCR presented in the table below is based on the DSCR at the time of origination unless an updated DSCR has been calculated. Commercial loans that have an outstanding balance of $1.5 million or more, or borrowing relationships with a total relationship exposure of $5.0 million or more are reviewed no less than annually to monitor financial performance.

							Weighted	Weighted
	Kansas	Texas	Missouri	California	Other	Total	LTV	DSCR
	(Dollars in thousands)
Hotel	$42,855	$140,564	$9,518	$80,563	$119,461	$392,961	54.9%	1.43x
Senior housing	176,234	—	109,022	—	56,751	342,007	70.6	1.44
Retail building	85,072	67,486	48,237	—	70,741	271,536	62.9	2.09
Multi-family	135,389	19,177	49,171	—	539	204,276	63.6	1.30
Office building	57,220	60,358	8,700	—	339	126,617	51.7	1.89
One- to four-family property	44,345	—	6,438	—	9,386	60,169	55.9	2.71
Warehouse/manufacturing	31,116	—	2,442	—	3,264	36,822	58.1	3.02
Other	31,910	900	24,098	2,878	38,269	98,055	63.3	2.65
	$604,141	$288,485	$257,626	$83,441	$298,750	$1,532,443	61.4	1.73

Weighted LTV	64.0%	55.5%	66.5%	49.2%	60.6%	61.4%
Weighted DSCR	1.88x	1.69x	1.70x	1.50x	1.58x	1.73x
The following table presents the Bank's commercial real estate and construction loans and outstanding loan commitments, categorized by aggregate gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, average loan amount, weighted average LTV and weighted average DSCR, as of March 31, 2025. See information above for the weighted average LTV and DSCR calculations. For loans and commitments over $50.0 million, $267.4 million related to hotels in Arizona, California, New York, and Texas, $143.1 million related to multi-family properties in Kansas, and $60.0 million related to an office building in Texas.

			Average	Weighted	Weighted
	Count	Amount	Amount	LTV	DSCR
	(Dollars in thousands)
Greater than $50 million	7	$470,423	$67,203	53.8%	1.36x
>$30 to $50 million	7	260,597	37,228	62.2	1.55
>$20 to $30 million	16	388,792	24,300	67.4	1.41
>$15 to $20 million	8	138,665	17,333	63.6	1.42
>$10 to $15 million	12	145,313	12,109	70.4	1.80
>$5 to $10 million	27	192,300	7,122	64.3	1.77
$1 to $5 million	116	268,098	2,311	60.4	2.07
Less than $1 million	576	124,822	217	53.9	3.12
	769	$1,989,010	2,586	61.4	1.68
The following table summarizes the Bank's commercial and industrial loans by loan purpose as of the dates indicated. As of March 31, 2025, the Bank had four commercial and industrial loan commitments totaling $4.2 million, at a weighted average rate of 7.00%.

	March 31, 2025				December 31, 2024
		Unpaid	Undisbursed	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount
		(Dollars in thousands)
Working capital	162	$51,930	$33,283	$85,213	$86,186
Purchase/refinance business assets	53	40,724	504	41,228	42,066
Finance/lease vehicle	230	24,998	2,775	27,773	26,655
Purchase equipment	66	13,440	9,579	23,019	23,472
Other	20	4,792	2,537	7,329	8,143
	531	$135,884	$48,678	$184,562	$186,522

Weighted average rate		6.74%	7.19%	6.86%	6.83%

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at March 31, 2025, approximately 64% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. The decrease in 30-89 day delinquent commercial real estate loans as of March 31, 2025 was due primarily to a $15.5 million Community Reinvestment Act loan that was paid current during the current quarter.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	73	$8,072	79	$9,768	69	$8,884	70	$7,148	72	$6,803
Correspondent purchased	9	2,928	11	2,988	12	3,049	13	5,278	10	3,144
Bulk purchased	3	179	1	32	2	68	1	277	5	856
Commercial:
Commercial real estate	5	2,472	7	18,373	11	2,996	10	2,516	9	3,111
Commercial and industrial	2	348	1	125	4	391	5	265	2	243
Consumer	24	441	35	679	35	642	40	926	35	601
	116	$14,440	134	$31,965	133	$16,030	139	$16,410	133	$14,758
30 to 89 days delinquent loans
to total loans receivable, net		0.18%		0.40%		0.20%		0.21%		0.19%

	Non-Performing Loans and OREO at:
	March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	30	$2,814	26	$2,338	29	$2,274	24	$2,046	23	$2,380
Correspondent purchased	7	1,965	8	3,843	8	4,024	7	3,860	8	3,969
Bulk purchased	3	620	4	1,256	5	1,535	4	1,271	3	962
Commercial:
Commercial real estate	11	3,315	7	2,038	7	1,163	6	1,078	7	1,076
Commercial and industrial	4	376	3	309	2	82	2	82	4	127
Consumer	19	473	22	356	20	436	13	236	10	250
	74	9,563	70	10,140	71	9,514	56	8,573	55	8,764

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.13%		0.12%		0.11%		0.11%

Nonaccrual loans less than 90 Days Delinquent:(1)
Commercial:
Commercial real estate	5	$1,128	6	$1,096	3	$326	—	$—	—	$—
Commercial and industrial	2	142	1	125	2	252	1	30	1	25
	7	1,270	7	1,221	5	578	1	30	1	25
Total nonaccrual loans	81	10,833	77	11,361	76	10,092	57	8,603	56	8,789

Nonaccrual loans as a percentage of total loans		0.14%		0.14%		0.13%		0.11%		0.11%

OREO:
One- to four-family:
Originated(2)	—	$—	—	$—	1	$55	—	$—	1	$67
	—	—	—	—	1	55	—	—	1	67
Total non-performing assets	81	$10,833	77	$11,361	77	$10,147	57	$8,603	57	$8,856

Non-performing assets as a percentage of total assets		0.11%		0.12%		0.11%		0.09%		0.09%

(1)Includes loans required to be reported as nonaccrual pursuant to internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents the amortized cost of loans classified as special mention or substandard at the dates presented. The increase in commercial real estate substandard loans at March 31, 2025 and December 31, 2024 compared to September 30, 2024 was due mainly to a participation loan for $39.0 million as of March 31, 2025 related to a hotel in Texas. The property is taking longer than projected to stabilize and the borrower is not meeting the debt service coverage loan covenant required by the loan agreement. The borrower projects improved occupancy and cash flow during 2025 and expects the project to fully stabilize during 2026. The LTV on this loan was 47.3% and the loan was not delinquent as of March 31, 2025.

	March 31, 2025		December 31, 2024		September 30, 2024
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$11,793	$20,340	$12,481	$22,255	$17,528	$22,715
Commercial:
Commercial real estate	8,352	45,961	15,106	42,249	16,169	2,302
Commercial and industrial	899	1,054	1,795	435	413	335
Consumer	162	566	219	512	326	487
	$21,206	$67,921	$29,601	$65,451	$34,436	$25,839

Allowance for Credit Losses: The Bank utilizes a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Expected credit losses are determined by calculating projected future loss rates which are dependent upon forecasted economic indices and applying qualitative factors when deemed appropriate by management. At March 31, 2025, management selected a slightly worse economic scenario to use in the discounted cash flow model than at December 31, 2024 to account for current economic conditions and future economic uncertainty related to recently issued and proposed federal government policies. Management applied qualitative factors at March 31, 2025 to account for large dollar commercial loan concentrations and potential risk of loss in market value for newer one- to four-family loans. These qualitative factors were applied to account for credit risks not fully reflected in the discounted cash flow model.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The decrease in the ratio of the ACL to total loans as of March 31, 2025 from December 31, 2024 was due primarily to an increase in prepayment speeds on commercial real estate loans. The ratio of ACL to loans receivable has been generally consistent over the past three quarters. As of March 31, 2025, management believes there is risk in the economic outlook over the next several quarters but is uncertain of the direction and what the actual impact to the Bank's ACL will be as a result of that uncertainty.

	Distribution of ACL			Ratio of ACL to Loans Receivable
	March 31,	December 31,	September 30,	March 31,	December 31,	September 30,
	2025	2024	2024	2025	2024	2024
	(Dollars in thousands)
One- to four-family	$3,562	$3,757	$3,673	0.06%	0.06%	0.06%
Commercial:
Commercial real estate	16,998	17,812	15,719	1.27	1.32	1.32
Commercial and industrial	1,171	1,209	1,186	0.86	0.92	0.91
Construction	2,007	1,978	2,249	1.05	1.22	1.20
Total commercial	20,176	20,999	19,154	1.21	1.28	1.27
Consumer	232	241	208	0.21	0.21	0.19
Total	$23,970	$24,997	$23,035	0.30	0.31	0.29

Management applied a qualitative factor for large dollar commercial loan concentrations. The Company's commercial real estate and construction loans generally have low LTVs and strong DSCRs which serve as indicators that losses in the commercial real estate and construction loan portfolios might be unlikely; however, because there is uncertainty surrounding the nature, timing and amount of expected losses, management believes that in the event of a realized loss within the large dollar commercial loan pools, the magnitude of such a loss could be significant. The large dollar commercial loan concentration qualitative factor addresses the risk associated with a large dollar relationship deteriorating due to a loss event. As part of its analysis, management considered external data including historical commercial real estate price index trending information from a variety of sources to help determine the amount of this qualitative factor.

For one- to four-family loans, management believes there is potential risk of loss in market value in an economic downturn related to, in particular, newer originations where property values have not experienced price appreciation like more seasoned loans in our portfolio and applied a qualitative factor to account for this risk. To determine the appropriate amount of the one- to four-family loan qualitative factor as of March 31, 2025, management considered external historical home price index trending information, along with the Bank's recent origination/purchase activity, historical loan loss experience and portfolio balance trending, the one-to four-family loan portfolio composition with regard to loan size, and management's knowledge of the Bank's loan portfolio and the one- to four-family lending industry.

The Bank's commercial real estate ACL ratios, in aggregate, continue to be higher than those of our peers. The following tables present the average and median commercial real estate ACL ratios for the Bank and two of the Bank's peer groups for the periods noted. The Office of the Comptroller of the Currency ("OCC") peer group consists of all savings banks with greater than $1 billion in assets and the asset size peer group consists of all banks between $5 billion and $15 billion in asset size. The peer group information is sourced from the respective peers' Call Reports.

Average	March 31 2023	June 30 2023	September 30 2023	December 31 2023	March 31 2024	June 30 2024	September 30 2024	December 31 2024	March 31 2025
Bank	1.28%	1.45%	1.57%	1.58%	1.60%	1.57%	1.32%	1.32%	1.27%
OCC	1.21%	1.22%	1.21%	1.14%	1.10%	1.11%	1.10%	1.12%	N/A
Asset Size	1.17%	1.18%	1.22%	1.15%	1.15%	1.16%	1.18%	1.18%	N/A

Median	March 31 2023	June 30 2023	September 30 2023	December 31 2023	March 31 2024	June 30 2024	September 30 2024	December 31 2024	March 31 2025
Bank	1.28%	1.45%	1.57%	1.58%	1.60%	1.57%	1.32%	1.32%	1.27%
OCC	1.00%	0.98%	1.03%	1.00%	0.98%	1.02%	0.99%	1.06%	N/A
Asset Size	1.12%	1.11%	1.12%	1.08%	1.10%	1.06%	1.08%	1.09%	N/A

Historically, the Bank has maintained very low delinquency ratios and net charge-off rates. Over the past two years, the Bank's highest ratio of commercial loans 90 days or more delinquent to total commercial loans at a quarter end was 0.22%. The highest such ratio for one- to four-family originated and correspondent loans, combined, was 0.12%. The amount of total net charge-offs during the current quarter and current year period was $114 thousand and $107 thousand, respectively, the majority of which related to one one- to four- family bulk purchased loan. During the 10-year period ended March 31, 2025, the Bank recognized $1.2 million of total net charge-offs. As of March 31, 2025, the ACL balance was $24.0 million and the reserve for off-balance sheet credit exposures totaled $5.6 million, which management believes is adequate for the risk characteristics in our loan portfolio.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The $913 thousand release of provision for credit losses related to the ACL in the current quarter was entirely offset by a $913 thousand provision for credit losses on the reserve for off-balance sheet credit exposures, which resulted in no impact to the provision for credit losses during the current quarter.

	For the Three Months Ended	For the Six Months Ended
	March 31, 2025	March 31, 2025
	(Dollars in thousands)
Balance at beginning of period	$24,997	$23,035
Charge-offs:
One- to four-family	(113)	(113)
Commercial	—	—
Consumer	(10)	(27)
Total charge-offs	(123)	(140)
Recoveries:
One- to four-family	2	5
Commercial	2	22
Consumer	5	6
Total recoveries	9	33
Net (charge-offs) recoveries	(114)	(107)
Provision for credit losses	(913)	1,042
Balance at end of period	$23,970	$23,970

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	1.03	1.02
ACL to non-performing loans at end of period	221.27	221.27
ACL to loans receivable at end of period	0.30	0.30
ACL to net charge-offs (annualized)	53x	112x

The balance of the reserve for off-balance sheet credit exposures was $5.6 million at March 31, 2025, compared to $4.7 million at December 31, 2024, and $6.0 million at September 30, 2024. The increase of $913 thousand from the previous quarter was due primarily to an increase in the balance of commercial real estate off-balance sheet credit exposures, mainly related to commitments that are expected to fund during the June 30, 2025 quarter. As noted above, the increase in the reserve for off-balance sheet credit exposures was entirely offset by a $913 thousand release of provision for credit losses related to the ACL for loans, resulting in no impact to the provision for credit losses for the quarter ended March 31, 2025.

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at March 31, 2025. Overall, fixed-rate securities comprised 92% of our securities portfolio at March 31, 2025. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$867,585	5.48%	5.8
U.S. government-sponsored enterprise debentures	70,000	5.25	2.5
Corporate bonds	4,000	5.12	7.1
	$941,585	5.46	5.6

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after the most recent three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2025			March 31, 2025
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$861,501	5.62%	4.8	$856,266	5.63%	5.2
Maturities and repayments	(47,813)			(99,387)
Net amortization of (premiums)/discounts	786			1,662
Purchases	138,042	4.99	8.4	209,458	4.96	7.8
Change in valuation on AFS securities	8,901			(6,582)
Ending balance - carrying value	$961,417	5.46	5.6	$961,417	5.46	5.6

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the deposit portfolio rate at March 31, 2025 compared to December 31, 2024 and September 30, 2024 was due mainly to lower rates on retail certificates of deposit.

	March 31, 2025			December 31, 2024			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$574,940	—%	9.0%	$556,515	—%	9.0%	$549,596	—%	9.0%
Interest-bearing checking	905,922	0.22	14.2	888,287	0.22	14.3	847,542	0.23	13.8
High yield savings	284,097	4.09	4.5	171,656	4.14	2.8	96,241	4.09	1.6
Other savings	448,034	0.07	7.0	439,407	0.07	7.1	444,331	0.11	7.2
Money market	1,247,106	1.21	19.6	1,235,788	1.19	19.9	1,226,962	1.46	20.0
Certificates of deposit	2,912,446	3.99	45.7	2,914,464	4.15	46.9	2,965,310	4.25	48.4
	$6,372,545	2.28	100.0%	$6,206,117	2.34	100.0%	$6,129,982	2.45	100.0%

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio, split between retail non-maturity deposits, commercial non-maturity deposits, and certificates of deposit at the dates presented.

	March 31, 2025			December 31, 2024			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Retail non-maturity deposits:
Non-interest-bearing checking	$442,379	—%	6.9%	$434,432	—%	7.0%	$418,790	—%	6.8%
Interest-bearing checking	837,294	0.09	13.1	819,644	0.09	13.2	799,407	0.10	13.0
High yield savings	284,097	4.09	4.5	171,656	4.14	2.8	96,241	4.09	1.6
Other savings	444,681	0.07	7.0	436,147	0.07	7.0	441,265	0.11	7.2
Money market	1,138,281	1.08	17.9	1,145,615	1.09	18.5	1,149,212	1.37	18.7
Total	3,146,732	0.79	49.4	3,007,494	0.69	48.5	2,904,915	0.73	47.4
Commercial non-maturity deposits:
Non-interest-bearing checking	132,561	—	2.1	122,083	—	2.0	130,806	—	2.1
Interest-bearing checking	68,628	1.83	1.1	68,643	1.75	1.1	48,135	2.40	0.8
Savings	3,353	0.05	0.1	3,260	0.05	0.1	3,066	0.05	0.1
Money market	108,825	2.57	1.7	90,173	2.50	1.5	77,750	2.72	1.3
Total	313,367	1.29	4.9	284,159	1.22	4.6	259,757	1.26	4.2
Certificates of deposit:
Retail certificates of deposit	2,790,993	3.99	43.8	2,799,418	4.14	45.1	2,830,579	4.23	46.2
Commercial certificates of deposit	58,545	3.90	0.9	56,564	4.27	0.9	58,236	4.40	1.0
Public unit certificates of deposit	62,908	4.22	1.0	58,482	4.48	0.9	76,495	4.62	1.2
Total	2,912,446	3.99	45.7	2,914,464	4.15	47.0	2,965,310	4.25	48.4

	$6,372,545	2.28	100.0%	$6,206,117	2.34	100.0%	$6,129,982	2.45	100.0%

The following table presents the amount, weighted average rate, and percent of total for total retail deposits, commercial deposits, and public unit certificates of deposit for the periods noted.

	March 31, 2025			December 31, 2024			September 30, 2024
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Total retail deposits	$5,937,725	2.30%	93.2%	$5,806,912	2.35%	93.6%	$5,735,494	2.46%	93.6%
Total commercial deposits	371,912	1.70	5.8	340,723	1.72	5.5	317,993	1.84	5.2
Public unit certificates of deposit	62,908	4.22	1.0	58,482	4.48	0.9	76,495	4.62	1.2
Total	$6,372,545	2.28	100.0%	$6,206,117	2.34	100.0%	$6,129,982	2.45	100.0%

As of March 31, 2025, approximately $802.4 million (or approximately 12%) of the Bank's Call Report deposit balance was uninsured, of which approximately $475.3 million related to commercial and retail deposit accounts, with the remainder mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances, along with associated weighted average contractual and effective rates as of March 31, 2025. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2025	$300,000	3.73%	3.19%
2026	575,000	2.81	2.95
2027	597,500	3.39	3.47
2028	425,820	4.55	4.20
2029	150,000	4.45	4.45
2030	95,000	4.20	4.20
	$2,143,320	3.62	3.54

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the period shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Line of credit borrowings and finance leases are excluded from the table. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity as of the first and last days of the period presented.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2025			March 31, 2025
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,164,488	3.37%	1.6	$2,180,656	3.29%	1.6
Maturities and repayments	(171,168)	2.22		(387,336)	2.89
New FHLB borrowings	150,000	4.35	2.5	350,000	4.30	3.2
Ending balance	$2,143,320	3.54	1.6	$2,143,320	3.54	1.6

In early April 2025, the Bank paid off a maturing $50.0 million advance with an effective rate of 0.83%. Also in April 2025, the Bank pre-borrowed a $50.0 million FHLB advance in order to fund the repayment of another $50.0 million FHLB advance that matured later in the month.  Additionally, during April 2025, the Bank refinanced three of its outstanding fixed-rate advances, totaling $200.0 million, resulting in prepayment fees of $547 thousand.  The prepayment fees will be recognized in interest expense over the life of the new FHLB advances. This type of transaction is commonly referred to as a 'blend-and-extend' transaction.  Following the aforementioned transactions, the balance of the Bank's FHLB advance portfolio was $2.09 billion with a weighted average effective rate of 3.52% and a WAL of 1.9 years.  This compares to a balance of $2.14 billion with a weighted average effective rate of 3.54% and a WAL of 1.6 years as of March 31, 2025.  Management will continue to monitor opportunities for wholesale funding and may pay down FHLB advances in future periods to limit total growth of the balance sheet. The Bank may also renew certain fixed-rate advances in the future using adjustable-rate advances in order to better match the repricing characteristics of its increasing commercial loan portfolio.

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing FHLB advances for the next four quarters as of March 31, 2025.

	June 30,	September 30,	December 31,	March 31,
	2025	2025	2025	2026	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$683,541	$457,147	$567,822	$240,270	$1,948,780
Repricing Rate	4.60%	4.20%	3.99%	3.57%	4.20%
Public Unit Certificates:
Amount	$8,340	$10,983	$11,996	$10,339	$41,658
Repricing Rate	4.51%	4.42%	3.84%	4.40%	4.27%
Non-Amortizing FHLB Advances:
Amount	$200,000	$100,000	$200,000	$100,000	$600,000
Repricing Rate	3.27%	3.02%	2.89%	1.60%	2.82%
Total
Amount	$891,881	$568,130	$779,818	$350,609	$2,590,438
Repricing Rate	4.30%	4.00%	3.70%	3.03%	3.88%

The following table sets forth the WAM information for our certificates of deposit, in years, as of March 31, 2025.

Retail certificates of deposit	0.9
Commercial certificates of deposit	0.7
Public unit certificates of deposit	1.0
Total certificates of deposit	0.9

Average Rates and Lives
At March 31, 2025, the gap between the Bank's amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.11) billion, or (11.4)% of total assets, compared to $(1.58) billion, or (16.6)% of total assets, at December 31, 2024. The change in the one-year gap amount was due to an increase in the amount of projected interest-earning asset cash flows coming due in one year, as of March 31, 2025, as well as to a decrease in the amount of projected interest-bearing liability cash flows during the same time period, as compared to December 31, 2024. The increase in asset cash flows was due primarily to an increase in the amount of adjustable-rate loans expected to reprice during the next 12 months, as well as to an increase in the balance of cash and securities. The decrease in liability cash flows was primarily related to the certificate of deposit portfolio as customer balances scheduled to mature within one year decreased while balances with scheduled maturities between one-and-three years increased between the two periods.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2025, the Bank's one-year gap would have been projected to be $(1.33) billion, or (13.6)% of total assets. If interest rates were to decrease 200 basis points, as of March 31, 2025, the Bank's one-year gap would have been projected to be $(686.7) million, or (7.1)% of total assets. The changes in the gap amounts compared to when there is no change in rates was due to changes in the anticipated net cash flows primarily as a result of projected prepayments on mortgage-related assets in each rate environment. In higher rate environments, prepayments on mortgage-related assets are projected to be lower, and in lower rate environments, prepayments are projected to be higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2025. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$961,417	5.46%	3.2		10.3%
Loans receivable:
Fixed-rate one- to four-family	5,211,282	3.46	6.9	66.0%	56.1
Fixed-rate commercial	509,359	5.03	2.5	6.5	5.5
All other fixed-rate loans	39,584	7.08	7.0	0.5	0.4
Total fixed-rate loans	5,760,225	3.62	6.5	73.0	62.0
Adjustable-rate one- to four-family	889,746	4.29	4.1	11.3	9.6
Adjustable-rate commercial	1,158,968	6.01	3.9	14.6	12.5
All other adjustable-rate loans	85,681	7.97	3.0	1.1	0.9
Total adjustable-rate loans	2,134,395	5.37	3.9	27.0	23.0
Total loans receivable	7,894,620	4.10	5.8	100.0%	85.0
FHLB stock	99,334	9.47	1.9		1.1
Cash and cash equivalents	340,389	4.18	—		3.6
Total interest-earning assets	$9,295,760	4.30	5.3		100.0%

Non-maturity deposits	$2,885,159	1.01	5.3	49.8%	36.3%
Retail certificates of deposit	2,790,993	3.99	0.9	48.1	35.2
Commercial certificates of deposit	58,545	3.88	0.7	1.0	0.7
Public unit certificates of deposit	62,908	4.22	1.0	1.1	0.8
Total interest-bearing deposits	5,797,605	2.51	3.1	100.0%	73.0
Term borrowings	2,144,405	3.53	1.6		27.0
Total interest-bearing liabilities	$7,942,010	2.79	2.7		100.0%